Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

Lake & Associates CPA’s LLC

Certified Public Accountants

The Board of Directors

Home School Inc.

Gentlemen:

This letter will authorize you to include the Audit of your company dated July 20, 2009 for the years ended December 31, 2008 and 2007 and the period October 17, 2005 (inception) through December 31, 2008 in the Registration Statement Form S-1 to be filed with the Securities and Exchange Commission.

Yours Truly,